EXHIBIT 99.1
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For immediate release
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      HAROLD'S STORES, INC. REPORTS ADDITIONAL $2.5 MILLION PRIVATE EQUITY
          INVESTMENT AND RECEIPT OF LETTER FROM AMERICAN STOCK EXCHANGE

Dallas, TX - June 1, 2006 - Harold's Stores, Inc. (AMEX symbol: HLD) (the "Company"), a chain of upscale ladies' and men's specialty stores, announced today the closing of a $2.5 million additional equity investment from its existing holders of preferred stock.

The $2.5 million private equity investment in the Company was made by Inter-Him N.V., of which Ronald de Waal is a Managing Director, and W. Howard Lester, a director of the Company (collectively, the "Investors"). The Investors purchased an aggregate of 25,000 shares of the newest series of preferred stock, designated Series 2006-A Preferred Stock, at a purchase price of $100.00 per share. Proceeds from the sale of the Series 2006-A Preferred Stock will be used for general working capital needs of the Company.

These shares of Series 2006-A Preferred Stock are convertible into common stock at a fixed rate of $0.67 per share, and otherwise have rights and preferences substantially similar to the Company's existing Series 2002-A and 2003-A Preferred Stock.

As a result of the sale of the Series 2006-A Preferred Stock, the percentage ownership of common stock on an as-converted basis by the Investors will increase to 73.7% (assuming conversion of all of the Company's outstanding preferred stock).

"We are pleased to close on $2.5 million of additional equity. This is a significant and positive action on the part of Mr. de Waal and Mr. Lester, our largest preferred stockholders," said Leonard Snyder, Interim Chief Executive Officer.

The Company also announced that on May 31, 2006, it received notification from the American Stock Exchange that as of the end of its last fiscal year, January 28, 2006, it failed to comply with Section 1003(a)(i) of the AMEX Company Guide specifying required minimum shareholder's equity. The new preferred investment will not remedy the deficiency. The Company is evaluating how it will respond to this notification, which is required by June 29, 2006.

Founded in 1948 and headquartered in Dallas, Texas, Harold's Stores, Inc. currently operates 42 upscale ladies' and men's specialty stores in 19 states. The Company's Houston locations are known as "Harold Powell."

Harold's Stores, Inc. wishes to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking. This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to the impact of competition, pricing pressure, product demand and market acceptance risks, mergers and acquisitions, reliance on key strategic alliances, the ability to attract and retain key employees, the availability of cash for growth, fluctuations in operating results, ability to continue funding operating losses and other risks detailed from time to time in Harold's filings with the Securities and Exchange Commission. These risks could cause the Company's actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Harold's Stores, Inc.


Financial Information Contact:
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Jodi L. Taylor, Chief Financial Officer
Harold's Stores, Inc.
405-329-4045